                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               NASSDA CORPORATION


                                   ARTICLE I.

     The name of this corporation is Nassda Corporation.

                                  ARTICLE II.

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

     The total number of shares of all classes of stock which the Corporation is authorized to issue is 116,599,998 shares, consisting of 110,000,000 shares of Common Stock, $0.001 par value, and 6,599,998 shares of Preferred Stock, $0.001 par value. The Preferred Stock consists of two series, of which 4,199,999 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock"), and of which 2,399,999 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock").

     The relative rights, preferences, privileges and restrictions granted to or imposed on the respective series or classes of capital stock or the holders thereof are as follows:

     Section 1.  Dividends.
     ---------

             The holders of the Preferred shall be entitled to receive, when and as declared by the Board of Directors, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.0125 and $0.0625 per share, per annum, for each share of Series A Preferred and Series B Preferred, respectively. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Preferred Stock has been paid or set apart.

          Section 2. Liquidation Preference.
          ---------

               In the event of any liquidation, dissolution, or winding up of the Corporation ("Liquidation"), either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred and the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.0125 per share for each share of Series A Preferred then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred, and the amount of $0.0625 per share for each share of Series B Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which such series is entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred in proportion to the full liquidation preference to which each such holder is entitled.

               After payment has been made to the holders of the Preferred of the Liquidation Preference, the holders of the Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation in proportion to the number of shares of Common Stock held by each such holder.

               (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, a sale of all or substantially all of the assets of the Corporation, or the undertaking by the Corporation of a transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be treated as a liquidation, dissolution or winding up of the Corporation.

               (c) Any securities to be delivered to the holders of Preferred Stock pursuant to Section 2(a) above shall be valued as follows:

                     (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                          (1) If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                          (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                          (3) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would been entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections 2(d)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               (d) In the event the requirements of Section 2(d) are not complied with, the Corporation shall forthwith either:

                     (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or

                     (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(h) hereof.

               (e) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchase by the corporation of shares of Common Stock issued to or held by employees or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreement providing for the right of said repurchase.

          Section 3. Voting Rights.
          ---------

               Holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by Section 6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

          Section 4  Conversion.
          ---------

               The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a)   Right to Convert. Each share of Preferred Stock shall be
                     ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Price (as hereinafter defined) per share in effect for the Preferred into the per share Conversion Value (as hereinafter defined) of such series.

               The Conversion Price per share of Series A Preferred shall be $0.125 and the per share Conversion Value of Series A Preferred shall be $0.125. The Conversion Price per share of Series B Preferred shall be $0.625 and the per share Conversion Value of the Series B Preferred shall be $0.625. The Conversion Price of Preferred shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock to which a share of Preferred is convertible is hereinafter referred to as the Conversion Rate of such share.

               (b)   Automatic Conversion. Each share of Preferred Stock shall
                     --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Rate upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation with an aggregate offering price to the public of not less than One Dollar ($1.00) and an aggregate offering price of not less than Ten Million Dollars ($10,000,000), or (ii) at the election of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a class on an as-converted basis. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c)   Mechanics of Conversion. No fractional shares of Common
                     -----------------------
Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d)   Adjustments to Conversion Price for Certain Issues.
                     --------------------------------------------------

                     (i)  Adjustments for Subdivisions, Combinations or Stock
                          ---------------------------------------------------
Dividends of Common Stock. In the event the outstanding shares of Common Stock
-------------------------
shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, or the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the ratio of (i) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (ii) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis.

                     (ii) Adjustments for Other Distributions. In the event the
                          -----------------------------------
Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in Common Stock or other securities of the Corporation, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock.

               (iii) Adjustments for Recapitalization, Reclassification,
                     --------------------------------------------------
Exchange and Substitution. If at any time or from time to time the Common Stock
-------------------------
issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

               (e)   No Impairment. Except as provided in Section 6, the
                     -------------
Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (f)   Certificate as to Adjustments. Upon the occurrence of each
                     -----------------------------
adjustment or readjustment of the Conversion Price or the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

               (g)   Reservation of Stock Issuable Upon Conversion. This
                     ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


          (h)  Notices of Record Date.  In the event that this Corporation shall
               ----------------------
propose at any time:


               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

     then, in connection with each such event, this Corporation shall send to the holders of Preferred Stock:

                     (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                     (2) in the case of the matters referred to in (iii) and
(iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     Section 5.        Redemption. The Preferred shall not be redeemable.
     ---------         ----------

     Section 6.        Covenants.
     ---------

          In addition to any other rights provided by law, at any such time as any shares of Series A and Series B Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock, voting together as a single class:

               (a) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation or Bylaws if such action would amend or waive, adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock;

               (b) authorize or issue shares of any series or class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock, or authorize shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

               (c) effect in any transaction or series of transactions a sale or other conveyance of all or substantially all of the assets of the corporation or any of its subsidiaries, or any consolidation or merger involving the corporation or any of its subsidiaries where the corporation or such subsidiary is not the surviving corporation, or any sale of more than 50% of the corporation's capital stock; or

               (d) increase or decrease the authorized number of shares of Preferred Stock.

                                   ARTICLE V.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


                                  ARTICLE VI.

     The Corporation is to have perpetual existence.

                                  ARTICLE VII.

     1. Limitation of Liability. To the fullest extent permitted by the General
        -----------------------
Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. Indemnification. The corporation may indemnify to the fullest extent
        ---------------
permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     3.  Amendments. Neither any amendment nor repeal of this Article VII, nor
         ----------
the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                 ARTICLE VIII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE IX.

     Following the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect), no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the corporation and no action shall be taken by the stockholders by written consent.

                                   ARTICLE X.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XI.

     At the election of directors of the Corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected and may cast all such votes for any director or for any two or more of them as such stockholder may see fit.

                                  ARTICLE XII.

     The name and mailing address of the incorporator are:

                           Marianne Stark Bradley
                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California 94304-1050

                                      * * *

     The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Nassda Corporation is her act and deed and that the facts stated therein are true.

                                                  /s/ Marianne Stark Bradley
                                               ---------------------------------
                                               Marianne Stark Bradley

Dated:  August 21, 2001